EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Home City Financial Corporation Reports 3rd Quarter Net Income
Springfield, Ohio, November 10, 2006 — Home City Financial Corporation (“HCFC”)(NASDAQ Capital Market: HCFC) announced net income for the nine months ended September 30, 2006, of $593,000, or $.72 basic earnings per share, compared to $643,000, or $.79 basic earnings per share, for the comparable period in 2005. Diluted earnings per share for the first nine months of 2006 and 2005 were $.71 and $.78, respectively. Net interest income decreased by $156,000 for the nine-month period, reflecting narrowing interest rate spreads. Noninterest income decreased by $380,000 from last year’s nine-month period due mostly to the $345,000 gain on redemption of Intrieve Incorporated stock recorded last year. The provision for loan losses of $118,000 was $517,000 less than the amount provided in the first nine months of last year as a result of management’s analysis of the local and national economies and specific situations covered last year. HCFC’s net income for the third quarter ended September 30, 2006, was $190,000, or $.23 basic earnings per share, compared to $246,000, or $0.30 basic earnings per share, for the quarter ended September 30, 2005. Diluted earnings per share for the quarters were $.23 and $.30, respectively.
Assets totaled $149.2 million at September 30, 2006, a decrease of $325,000, or 0.2%, from December 31, 2005. Net loans receivable decreased $3.5 million, or 2.7%, during the first nine months of 2006 and totaled $123.9 million at September 30, 2006. Deposits totaled $98.7 million at September 30, 2006, an increase of $232,000, or 0.2%, from $98.5 million at December 31, 2005. Shareholders’ equity increased $466,000, or 3.5%, from $13.4 million at December 31, 2005, to $13.9 million at September 30, 2006. Home City’s performance, considering the higher costs incurred in the “going private” process, has still resulted in improved core and risk-based capital positions which continues HCFC’s designation as “well capitalized” under OTS regulations.
HCFC paid a dividend of $.11 per share on September 15, 2006, to holders of record at September 8, 2006. Year-to-date dividends of $.33 per share have been paid for a current annualized dividend yield of 2.73%. HCFC’s stock price stood at $16.10 per share at September 30, 2006, compared to $15.15 per share at September 30, 2005. Information on transactions in HCFC’s shares is quoted on the NASDAQ Capital Market under the symbol “HCFC”.
The Annual Meeting which was convened on October 27, 2006, was adjourned without any business being conducted. The date, time and place of the adjourned meeting will be announced upon determination by HCFC’s Board of Directors.
Contact: J. William Stapleton, President, CEO and COO
     (937) 390-0470

Home City Financial Corporation
Selected Consolidated Financial Condition Data:

	Sept. 30,	Dec. 31,	Incr.	%
($ In thousands)	2006	2005	(Decr.)	Change
Total assets	$149,228	$149,553	$(325)	(0.2)%
Loans, net	123,948	127,409	(3,461)	(2.7)
Allowance for loan losses	1,422	1,377	45	3.3
Available-for-sale securities	1,576	5,261	(3,685)	(70.0)
Federal Home Loan Bank stock	2,588	2,480	108	4.4
Deposits	98,687	98,455	232	0.2
Federal Home Loan Bank advances	35,339	36,337	(998)	(2.7)
Shareholders’ Equity	13,872	13,406	466	3.5
Selected Consolidated Operations Data:

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
($ in thousands except per share amounts)	2006	2005	2006	2005
Total interest income	$2,330	$2,293	$6,920	$6,810
Total interest expense	1,200	1,113	3,531	3,265

Net interest income	1,130	1,180	3,389	3,545
Provision for loan losses	37	80	118	635

Net interest income after provision for loan losses	1,093	1,100	3,271	2,910
Total noninterest income	57	116	191	571
Total noninterest expense	878	855	2,611	2,537

Income before federal income tax	272	361	851	944
Federal income tax expense	82	115	258	301

Net income	$190	$246	$593	$643

Earnings per share
Basic	$0.23	$0.30	$0.72	$0.79
Diluted	$0.23	$0.30	$0.71	$0.78